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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
              -----------------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
              -----------------------------------------------------

                           HIGHWOODS PROPERTIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

Maryland                                                   56-1871668
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                         3100 Smoketree Court, Suite 600
                          Raleigh, North Carolina 27604
                                 (919) 872-4924
              (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With Copies to:
Ronald P. Gibson, President                   Brad S. Markoff, Esq.
Highwoods Properties, Inc.                    Alston & Bird LLP
3100 Smoketree Court, Suite 600               3605 Glenwood Avenue, Suite 310
Raleigh, North Carolina 27604                 Raleigh, North Carolina 27612
 (919) 872-4924                               (919) 420-2210

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                 Calculation of Registration Fee

Title of Each Class of          Amount to be           Proposed Maximum        Proposed Maximum          Amount of
Securities to be Registered      Registered        Offering Price per Unit(1Aggregate Offering Price  Registration Fee
---------------------------      ----------        -------------------------------------------------  ----------------
Common Stock                     3,090,141                 $35.4375                    $109,506,872             $33,184
Warrants(2)                      1,479,290                 $35.4375                   $  52,422,340             $15,886

(1) Computed pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average high and low prices of the Registrant's common stock reported on the New York Stock Exchange on December 29, 1997.
(2) Includes the resale of up to 1,444,290 shares of Common Stock issuable upon exercise of 1,444,290 Warrants, which Warrants may be deemed to be held by affiliates of the Company.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION

PROSPECTUS

                           HIGHWOODS PROPERTIES, INC.
                        3,090,141 SHARES OF COMMON STOCK
                                       AND
                               1,479,290 WARRANTS

         All of the shares of common stock, par value $.01 per share (the "Common Stock"), and warrants to purchase shares of Common Stock (the "Warrants") of Highwoods Properties, Inc. (the "Company") offered hereby (the "Securities") are being offered by the Selling Stockholders. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Securities offered hereby; however, the Company has agreed to bear certain expenses of registration of the Securities under the Federal and state securities laws.

         SEE "RISK FACTORS" AT PAGE 5 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

         The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "HIW." To ensure that the Company retains its status as a real estate investment trust ("REIT"), ownership by any person is limited to 9.8% of the outstanding shares of Common Stock, with certain exceptions. The Warrants are not listed on an exchange.

         The Selling Stockholders from time to time may offer and sell the Securities held by them directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, on any national securities exchange on which the Securities are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

         The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of certain indemnification arrangements between the Company and the Selling Stockholders.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED
         THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY
                                  IS UNLAWFUL.


                The date of this Prospectus is January __, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 25049, Room 1024, and at the Commission's New York regional office at Seven World Trade Center, New York, New York 10048 and at the Commission's Chicago regional office at Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661. Such information, when available, also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's home page on the Internet (http://www.sec.gov). The Common Stock of the Company is listed on the NYSE, and such material can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

          The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Shares registered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. The Registration Statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning a provision of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

         a. The Company's annual report on Form 10-K for the year ended December 31, 1996;

         b. The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, dated May 16, 1994;

         c. The Company's Current Reports on Form 8-K, dated April 1, 1996 (as amended on June 3, 1996 and June 18, 1996, April 29, 1996 (as amended on June 3, 1996 and June 18, 1996), January 9, 1997 (as amended on February 7, 1997 and March 10, 1997), February 12, 1997, September 18, 1997 (as amended on September 23, 1997), September 25, 1997, October 1, 1997, October 4, 1997 and January 5, 1998; and

         d. The Company's quarterly reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997.

         All documents filed by the Company with the Commission pursuant to Sections 13(a) and 13(c) of the Exchange Act and any definitive proxy statements so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge upon written or oral request to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, a copy of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be made to: Investor Relations, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The Company's telephone number is (919) 872-4924.

                                   THE COMPANY

         UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" SHALL MEAN HIGHWOODS PROPERTIES, INC., PREDECESSORS OF HIGHWOODS PROPERTIES, INC. AND THOSE ENTITIES OWNED OR CONTROLLED BY HIGHWOODS PROPERTIES, INC., INCLUDING HIGHWOODS/FORSYTH LIMITED PARTNERSHIP.

         The Company is a self-administered and self-managed real estate investment trust ("REIT") that began operations through a predecessor in 1978. The Company owns a portfolio of 480 in-service office and industrial properties (the "Properties") encompassing approximately 31.0 million rentable square feet. The Properties consist of 341 office properties and 139 industrial properties (including 73 service centers), located in 19 markets in North Carolina, Florida, Tennessee, Virginia, Georgia, South Carolina, Maryland and Alabama. As of September 30, 1997, the Properties were approximately 91% leased to approximately 3,200 tenants.

          In addition, the Company has 33 properties (26 office properties and seven industrial properties (collectively, the "Development Projects")) under development in North Carolina, Virginia, Tennessee, Maryland and South Carolina, which will encompass approximately 3.1 million square feet. The Company also owns approximately 800 acres (and has agreed to purchase an additional 337 acres) of land for future development (collectively, the "Development Land"). The Development Land is zoned and available for office and/or industrial development, substantially all of which has utility infrastructure already in place.

         The Company conducts substantially all of its activities through, and all of the Properties are held directly or indirectly by, Highwoods/Forsyth Limited Partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and owns 82% of the common partnership interests (the "Common Units") in the Operating Partnership. The remaining Common Units are owned by limited partners (including certain officers and directors of the Company). Each Common Unit may be redeemed by the holder thereof for the cash value of one share of Common Stock or, at the Company's option, one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Common Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

         In addition to owning the Properties, the Development Projects and the Development Land, the Company provides leasing, property management, real estate development, construction and miscellaneous tenant services for its properties as well as for third parties. The Company conducts its third-party fee-based services through Highwoods Tennessee Properties, Inc., a wholly owned subsidiary of the Company, and Highwoods Services, Inc., a wholly owned subsidiary of the Operating Partnership.

         The Company was formed in Maryland in 1994. The Company's executive officers are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and its telephone number is (919) 872-4924. The Company also maintains regional offices in Winston-Salem, Greensboro and Charlotte, North Carolina; Richmond, Virginia; Nashville and Memphis, Tennessee; Atlanta, Georgia; and Tampa and Boca Raton, Florida.

                                  RISK FACTORS

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE IDENTIFIED BY WORDS SUCH AS "EXPECT," "ANTICIPATE," "SHOULD" AND WORDS OF SIMILAR IMPORT. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD- LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW UNDER "RISK FACTORS." AN INVESTMENT IN THE COMMON STOCK INVOLVES VARIOUS RISKS. THE FOLLOWING INFORMATION, IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

GEOGRAPHIC CONCENTRATION

         The Company's revenues and the value of its Properties may be affected by a number of factors, including the local economic climate (which may be adversely affected by business layoffs, downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office, industrial and other competing commercial properties). The Properties are located in 18 southeastern markets, and, based on September 1997 results, approximately 34% of the total annualized rental revenue is represented by Properties located in North Carolina and approximately 35% of the total annualized rental revenue is represented by Properties located in Florida. The Company's performance and its ability to make distributions to stockholders is therefore dependent on the economic conditions in the Southeast, particularly in North Carolina and Florida. There can be no assurance as to the continued growth of the southeastern economy.

TAX CONSEQUENCES UPON SALE OR REFINANCING OF PROPERTIES

         Holders of Common Units may suffer adverse tax consequences upon the sale or refinancing of any of the Company's properties; therefore, such holders, including certain of the Company's officers and directors, and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties. Although the Company, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual property, those members of the Company's management and Board of Directors who hold Common Units may influence the Company not to sell or refinance certain properties even though such sale or refinancing might otherwise be financially advantageous to the Company.

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

         OWNERSHIP LIMIT. The Company's Articles of Incorporation prohibit ownership of more than 9.8% of the outstanding Common Stock by any person. Such restriction is likely to have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even if a change in control were in the interest of stockholders.

         REQUIRED CONSENT OF THE OPERATING PARTNERSHIP FOR SIGNIFICANT CORPORATE ACTION. The Company may not engage in certain change of control transactions without the approval of the holders of a majority of the outstanding Common Units. Should the Company ever own less than a majority of the outstanding Common Units, this voting requirement might limit the possibility for acquisition or change in the control of the Company. The Company owns approximately 82% of the Common Units.

         STAGGERED BOARD. The Board of Directors of the Company has three classes of directors, the terms of which will expire in staggered, three-year intervals. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

         OPERATING PARTNERSHIP AGREEMENT. The Operating Partnership Agreement was recently amended to clarify the provisions relating to limited partners' redemption rights in the event of certain changes of control of the Company.

Because these provisions require an acquiror to make provision under certain circumstances to maintain the Operating Partnership structure and maintain a limited partner's right to continue to hold Common Units with future redemption rights, the amendment could have the effect of discouraging a third party from making an acquisition proposal for the Company.

         SHAREHOLDERS RIGHTS PLAN. On October 4, 1997, the Company's Board of Directors adopted a Shareholders Rights Plan and declared a distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The Rights were issued on October 16, 1997 to each shareholder of record on such date. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company for $.01 per Right prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

         The Company and the Operating Partnership intend to operate in a manner so as to permit the Company to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it will operate in such a manner, no assurance can be given that the Company will remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.

REAL ESTATE INVESTMENT RISKS

         GENERAL RISKS. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash flow and ability to make distributions to its stockholders will be adversely affected.

         The Company's revenues and the value of its properties may be adversely affected by a number of factors, including the national economic climate; the local economic climate; local real estate conditions; the perceptions of prospective tenants of the attractiveness of the property; the ability of the Company to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

         COMPETITION. Numerous office and industrial properties compete with the Company's properties in attracting tenants to lease space. Some of these competing properties are newer or better located than some of the Company's properties. Significant development of office or industrial properties in a particular area could have a material effect on the Company's ability to lease space in its properties and on the rents charged.

         BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS. At any time, a tenant of the Company's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow available for distribution by the Company. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business, which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's income may be adversely affected.

         RENEWAL OF LEASES AND RE-LETTING OF SPACE. The Company will be subject to the risks that upon expiration of leases for space located in its properties, the leases may not be renewed, the space may not be re-let or the terms of renewal or re-letting (including the cost of required renovations) may be less favorable than current lease terms. If the Company were unable to promptly re-let or renew the leases for all or a substantial portion of this space or if the rental rates upon such renewal or re-letting were significantly lower than expected rates, then the Company's cash flow and ability to make expected distributions to stockholders may be adversely affected.

         ILLIQUIDITY OF REAL ESTATE. Equity real estate investments are relatively illiquid. Such liquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock.

         CHANGES IN LAWS. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to stockholders. The Properties are also subject to various Federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and expected distributions.

RISK OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

         The Company intends to actively continue development and construction of office and industrial properties, including development on the Development Land. Risks associated with the Company's development and construction activities, including activities relating to the Development Land, may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

         The Company intends to actively continue to acquire office and industrial properties. Acquisitions of office and industrial properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

FINANCING RISKS

         DEBT FINANCING. The Company and the Operating Partnership are subject to the risks associated with debt financing, including the risk that the cash provided by operating activities will be insufficient to meet required payments of principal and interest, the risk of rising interest rates on floating rate debt, the risk that the Company and the Operating Partnership will not be able to prepay or refinance existing indebtedness (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. If refinancing of such indebtedness could not be secured on acceptable terms, the Company and/or the Operating Partnership might be forced to dispose of properties upon disadvantageous terms, which might result in losses and might adversely affect the cash flow available for distribution to equity holders or debt service. An inability to secure refinancing could also cause the Company to issue equity securities when its valuation is low, which could adversely affect the market price of such securities. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

         RISK OF RISING INTEREST RATES. The Company and the Operating Partnership have incurred and expect in the future to incur floating rate indebtedness in connection with the acquisition and development of properties as well as for other purposes. Also, additional indebtedness that the Company and the Operating Partnership incur under the existing revolving credit facility bears interest at a floating rate. Accordingly, increases in interest rates would increase interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements).

POSSIBLE ENVIRONMENTAL LIABILITIES

         Under various Federal, state and local laws, ordinances and regulations, such as the Comprehensive Environmental Response Compensation and Liability Act or "CERCLA," and common law, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property as well as certain other costs, including governmental fines and injuries to persons and property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos- containing materials ("ACM"), and third parties may seek recovery from owners or operators of real property for personal injuries associated with ACM. A number of the Properties contain ACM or material that is presumed to be ACM. In connection with the ownership and operation of its properties, the Company may be liable for such costs. In addition, it is not unusual for property owners to encounter on-site contamination caused by off-site sources, and the presence of hazardous or toxic substances at a site in the vicinity of a property could require the property owner to participate in remediation activities in certain cases or could have an adverse effect on the value of such property. In a few situations, contamination from adjacent properties has migrated onto property owned by the Company; however, based on current information, management of the Company does not believe that any significant remedial action is necessary at these affected sites.

         As of the date hereof, substantially all of the Properties had been subjected to a Phase I environmental assessment. These assessments have not revealed, nor is management of the Company aware of, any environmental liability that it believes would have a material adverse effect on the Company's results of operations, liquidity or financial position taken as a whole. This projection, however, could prove to be incorrect depending on certain factors. For example, the Company's assessments may not reveal all environmental liabilities, or may underestimate the scope and severity of environmental conditions observed, with the result that there may be material environmental liabilities of which the Company is unaware, or material environmental liabilities may have arise after the assessments were performed of which the Company is unaware. In addition, assumptions regarding groundwater flow and the existence and source of contamination are based on available sampling data, and there are no assurances that the data is reliable in all cases. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties, or by third parties unrelated to the Company.

         Some tenants use or generate hazardous substances in the ordinary course of their respective businesses. These tenants are required under their leases to comply with all applicable laws and are responsible to the Company for any damages resulting from the tenants' use of the property. The Company is not aware of any material environmental problems resulting from tenants' use or generation of hazardous substances. There are no assurances that all tenants will comply with the terms of their leases or remain solvent and that the Company may not at some point be responsible for contamination caused by such tenants.

                                 USE OF PROCEEDS

         This Prospectus relates to Securities being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Securities but will pay all expenses related to the registration of the Securities.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

         The authorized capital stock of the Company consists of 110,000,000 shares of capital stock, $.01 par value, of which 100,000,000 shares are classified as Common Stock and 10,000,000 shares are classified as preferred stock ("Preferred Stock"). The following description of the terms and provisions of the shares of capital stock of the Company and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland law and the Company's Articles of Incorporation and Bylaws, as amended.

COMMON STOCK

         Each holder of Common Stock is entitled to one vote at stockholder meetings for each share of Common Stock held. Neither the Articles of Incorporation nor the Bylaws provide for cumulative voting for the election of directors. Subject to the prior rights of any series of Preferred Stock that may be classified and issued, holders of Common Stock are entitled to receive, pro rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and also are entitled to share, pro rata, in any other distributions to stockholders. The Company currently pays regular quarterly dividends to holders of Common Stock. Holders of Common Stock do not have any preemptive rights or other rights to subscribe for additional shares.

         The Common Stock is listed for trading on the New York Stock Exchange (the "NYSE").

SERIES A PREFERRED SHARES

         The following description of the Company's 8 5/8% Series A Cumulative Redeemable Preferred Shares, par value $.01 per share (the "Series A Preferred Shares"), is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, including the Articles Supplementary applicable to the Series A Preferred Shares. The Company is authorized to issue 143,750 Series A Preferred Shares, 125,000 of which were issued and outstanding as of the date hereof.

         With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Shares rank pari passu with any other equity securities of the Company the terms of which provide that such equity securities rank on a parity with the Series A Preferred Shares and rank senior to the Common Stock and any other equity securities of the Company which by their terms rank junior to the Series A Preferred Shares. Dividends on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly on or about the last day of February, May, August and November of each year commencing May 31, 1997, at the rate of 8 5/8% of the liquidation preference per annum (equivalent to $86.25 per annum per share). Dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. The Series A Preferred Shares have a liquidation preference of $1,000 per share, plus an amount equal to any accrued and unpaid dividends.

         The Series A Preferred Shares are not redeemable prior to February 12, 2027. On and after February 12, 2027, the Series A Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at $1,000 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of Preferred Stock, and from no other source.

         If dividends on the Series A Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series A Preferred Shares (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Board of Directors of the Company until all dividend arrearages have been paid.

         The Series A Preferred Shares are not convertible or exchangeable for any other property or securities of the Company. The Series A Preferred Shares are subject to certain restrictions on ownership intended to preserve the Company's status as a REIT for Federal income tax purposes.

SERIES B PREFERRED SHARES

         The following description of the Company's 8% Series B Cumulative Redeemable Preferred Shares, par value $.01 per share (the "Series B Preferred Shares"), is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, including the Articles Supplementary applicable to the Series B Preferred Shares. The Company is authorized to issue 6,900,000 Series B Preferred Shares, all of which were issued and outstanding as of the date hereof.

         With respect to the payment of dividends and amounts upon liquidation, the Series B Preferred Shares rank pari passu with the Series A Preferred Shares and with any other equity securities of the Company the terms of which provide that such equity securities rank on a parity with the Series B Preferred Shares and rank senior to the Common Stock and any other equity securities of the Company which by their terms rank junior to the Series B Preferred Shares. Dividends on the Series B Preferred Shares are cumulative from the date of original issue and are payable quarterly on March 15, June 15, September 15 and December 15 of each year commencing December 15, 1997, at the rate of 8% of the $25 liquidation preference per annum (equivalent to $2.00 per annum per share). Dividends on the Series B Preferred Shares will accrue whether or not the Company has earnings, whether or nor there are funds legally available for the payment of such dividends and whether or not such dividends are declared. The Series B Preferred Shares have a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends.

         The Series B Preferred Shares are not redeemable prior to September 25, 2002. On and after September 25, 2002, the Series B Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at $25 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of preferred stock, and from no other source.

         If dividends on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series A Preferred Shares (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Board of Directors of the Company until all dividend arrearages have been paid.

         The Series B Preferred Shares are not convertible or exchangeable for any other property or securities of the Company. The Series B Preferred Shares are subject to certain restrictions on ownership intended to preserve the Company's status as a REIT for Federal income tax purposes.

PREFERRED STOCK

         Under the Company's Articles of Incorporation, the Board of Directors may issue, without any further action by the stockholders, shares of capital stock in one or more series having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the Board of Directors may determine and as may be evidenced by Articles Supplementary to the Articles of Incorporation adopted by the Board of Directors.

         Through its power to establish the preferences and rights of additional series of capital stock without further stockholder vote, the Board of Directors may afford the holders of any series of senior capital stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of any such senior capital stock could have the effect of delaying or preventing a change in control of the Company.

WARRANTS

        Beginning October 1, 2002, each Warrant entitles the holder thereof to purchase, at a purchase price per share of $32.50, subject to adjustments relating to stock splits or the issuance of stock dividends, rights, options, warrants, convertible or exchangeable securities or distributions of securities (the "Purchase Price"), a number of shares of Common Stock less than or equal to the number of shares of such Common Stock so stated in each such Warrant. Alternatively, the holder of a Warrant may, at his election, opt to receive a number of shares of Common Stock equal to the quotient of (i) the value of the Warrant(s) exercised, where such value is calculated as the product of (a) the number of shares covered by the exercise of such Warrant(s) times (b) the excess of the fair market value per share over the Purchase Price divided by (ii) the fair value of a single share of Common Stock. The Warrants have not been approved for listing on any national securities exchange.

CLASSIFICATION OF BOARD OF DIRECTORS; REMOVAL OF DIRECTORS; OTHER PROVISIONS

         The Company's Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because holders of Common Stock will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

          The Articles of Incorporation also provide that, except for any directors who may be elected by holders of a class or series of capital stock other than Common Stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the affirmative vote of the remaining directors.

         These provisions may make it more difficult and time-consuming to change majority control of the Board of Directors of the Company and, thus, may reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company or the removal of incumbent management. The Company's officers and directors are and will be indemnified under Maryland law, the Articles of Incorporation of the Company and the agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN PROVISIONS AFFECTING CHANGE OF CONTROL

         GENERAL. Pursuant to the Company's Articles of Incorporation and the Maryland General Corporation Law (the "MGCL"), the Company cannot merge into or consolidate with another corporation or enter into a statutory share exchange transaction in which it is not the surviving entity or sell all or substantially all of the assets of the Company unless the Board of Directors adopts a resolution declaring the proposed transaction advisable and a majority of stockholders entitled to vote thereon (voting together as a single class) approve the transaction. In addition, the Operating Partnership Agreement requires that any such merger or sale of all or substantially all of the assets of the Operating Partnership be approved by a majority of the holders of Common Units (including Common Units owned by the Company).

         MARYLAND BUSINESS COMBINATION AND CONTROL SHARE STATUTES. The MGCL establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a super majority vote for such transactions after the end of the five-year period. The Company's Articles of Incorporation contain a provision exempting the Company from the requirements and provisions of the Maryland business combination statute. There can be no assurance that such provision will not be amended or repealed at any point in the future.

         The MGCL also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Articles of Incorporation or bylaws of the Company. The Company's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's stock. There can be no assurance that such provision will not be amended or repealed, in whole or in part, at any point in the future.

          The Company's Articles of Incorporation (including the provision exempting the Company from the Maryland business combination statute) may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class, provided that certain provisions of the Articles of Incorporation may not be amended without the approval of the holders of two-thirds of the shares of capital stock of the Company outstanding and entitled to vote thereon voting together as a single class. The Company's bylaws may be amended by the Board of Directors or a majority of the shares cast of capital stock entitled to vote thereupon at a duly constituted meeting of stockholders.

          If either of the foregoing exemptions in the Articles of Incorporation or bylaws is amended, the Maryland business combination statute or the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

          OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS. For the Company to remain qualified as a REIT under the Code, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the issued and outstanding capital stock of the Company. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not jeopardize the Company's status as a REIT.

          If any stockholder purports to transfer shares to a person and either the transfer would result in the Company failing to qualify as a REIT, or the stockholder knows that such transfer would cause the transferee to hold more than the Ownership Limit, the purported transfer shall be null and void, and the stockholder will be deemed not to have transferred the shares. In addition, if any person holds shares of capital stock in excess of the Ownership Limit, such person will be deemed to hold the excess shares in trust for the Company, will not receive distributions with respect to such shares and will not be entitled to vote such shares. The person will be required to sell such shares to the Company for the lesser of the amount paid for the shares and the average closing price for the 10 trading days immediately preceding the redemption or to sell such shares at the direction of the Company, in which case the Company will be reimbursed for its expenses in connection with the sale and will receive any amount of such proceeds that exceeds the amount such person paid for the shares. If the Company repurchases such shares, it may pay for the shares with Common Units. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors and the stockholders (by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote on the matter) determine that it is no longer in the best interests of the Company to continue to qualify as a REIT.

         All certificates representing shares of capital stock bear a legend referring to the restrictions described above.

         Every beneficial owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company no later than January 30 of each year, containing the name and address of such beneficial owner, the number of shares of Common Stock and/or Preferred Stock owned and a description of how the shares are held. In addition, each stockholder shall be required upon demand to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

         These ownership limitations could have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors and the stockholders determine that maintenance of REIT status is no longer in the best interest of the Company.

         OPERATING PARTNERSHIP AGREEMENT. The Operating Partnership Agreement requires that any merger (unless the surviving entity contributes substantially all of the assets of the Operating Partnership for Common Units) or sale of all or substantially all of the assets of the Operating Partnership be approved by a majority of the holders of Common Units (including Common Units owned by the Company). The Operating Partnership Agreement also contains provisions relating to a limited partner's redemption right in the event of certain changes of control of the Company and under certain circumstances allows for limited partners to continue to hold Common Units in the Operating Partnership following such a change of control, thereby maintaining the tax basis in their Common Units. The covered changes of control (each, a "Trigger Event") are: (i) a merger involving the company in which the Company is not the surviving entity;
(ii) a merger involving the Company in which the Company is the survivor but all or part of the Company's shares are converted into securities of another entity or the right to receive cash; and (iii) the transfer by the Company to another entity of substantially all of the assets or earning power of the Company or the Operating Partnership.

         Upon occurrence of a Trigger Event, the rights of a limited partner to receive a share of the Company's common stock (a "REIT Share") or cash equal to the fair market value of a REIT Share upon redemption of a Common Unit is converted into the right to receive a share (a "Replacement Share") or cash equal to the fair market value thereof of the acquiror or a parent of the acquiror. If the acquiror does not have publicly traded securities and a parent of the acquiror does, the publicly traded equity securities of the parent entity with the highest market capitalization will be the Replacement Shares. If neither the acquiror nor any parent has publicly traded equity securities, the Replacement Shares will be the equity securities of the entity with the highest market capitalization. The number of Replacement Shares to be received by a limited partner (or to be used to calculate the cash payment due) upon a redemption of Common Units shall be equal to the number of REIT Shares issuable prior to the Trigger Event multiplied by (i) the number of Replacement Shares the holder of a single REIT Share would have received as a result of the Trigger Event or, if the Replacement Shares have not been publicly traded for one year,
(ii) a fraction, the numerator of which is the Average Trading Price (as defined in the Operating Partnership Agreement) of a REIT Share as of the Trigger Event and the denominator of which is the Average Trading Price of a Replacement Share as of the Trigger Event.

         If the acquiror in a Trigger Event is a REIT, it must make provision to preserve an operating partnership structure with terms no less favorable to the limited partners than currently in place. In addition, the Operating Partnership Agreement provides that, if a distribution of cash or property is made in respect of a Replacement Share, the Operating Partnership will distribute the same amount in respect of a Common Unit as would have been received by a limited partner had such partner's Common Units been redeemed for Replacement Shares prior to such distribution.

         Because the Operating Partnership Agreement requires an acquiror to make provision under certain circumstances to maintain the Operating Partnership structure and maintain a limited partner's right to continue to hold Common Units with future redemption rights, the terms of the Operating Partnership Agreement could also have the effect of discouraging a third party from making an acquisition proposal for the Company.

         These provisions of the Operating Partnership Agreement may only be waived or amended upon the consent of limited partners holding at least 75% of the Common Units (excluding those held by the Company).

         SHAREHOLDERS RIGHTS PLAN. On October 4, 1997, the Company's Board of Directors adopted a Shareholders Rights Plan and declared a distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The Rights were issued on October 16, 1997 to each shareholder of record on such date. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company for $.01 per Right prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock.

REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for the Common Stock and all shares of Preferred Stock is First Union National Bank, Charlotte, North Carolina.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of certain federal income tax considerations to the Company is based on current law, is for general purposes only, and is not tax advice. The summary addresses the material federal income tax considerations relating to the Company's REIT status and the Company's U.S. stockholders. The federal income tax treatment of any investor in the Shares will vary depending upon such investor's particular situation.

         EACH INVESTOR IS ADVISED TO CONSULT SUCH INVESTOR'S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

         Commencing with its taxable year ended December 31, 1994, the Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code. The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and has operated in a manner to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

         Alston & Bird LLP has acted as tax counsel to the Company in connection with the offering of the Securities. Alston & Bird LLP is of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1994 through 1996, and that the Company is in a position to continue its qualification as a REIT within the definition of
Section 856(a) of the Code for the taxable year that will end December 31, 1997. This opinion is based solely on the factual representations of the Company concerning its business operations and its properties. In addition, the Company's qualification as a REIT at any time during 1997 is dependent, among other things, upon its meeting the requirements of Section 856(a) of the Code throughout the year and for the year as a whole. Accordingly, no assurance can be given that the actual results of the Company's operations for 1997 will satisfy the REIT requirements.

         Sections 856 through 860 of the Code are highly technical and complex. The following is a brief and very general summary of certain provisions that currently govern the federal income tax treatment of the Company. For the particular provisions that govern the federal income tax treatment of the Company reference is made to Sections 856 through 860 of the Code and the Income Tax Regulations promulgated thereunder. The following summary is qualified in its entirety by such reference.

         If the Company qualifies for tax treatment as a REIT, it generally will not be subject to federal income taxation on its net income to the extent currently distributed to stockholders. This substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles.

         To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of its ownership of capital stock. Generally, for each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. In addition, gross income from the sale or other disposition of stock or securities held for less than one year and real property held for less than four years must constitute less than 30% of the gross income of the REIT for each taxable year ending on or prior to December 31, 1997. At least 75% of the value of the total assets of the Company at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. In addition, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

         So long as the Company qualifies for taxation as a REIT and distributes at least 95% of the REIT taxable income (computed without regard to net capital gain or the dividends paid deduction) for its taxable year to its stockholders, it will generally not be subject to federal income tax with respect to income that it distributes to its stockholders. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of preference, and taxes imposed on income and gain generated by extraordinary transactions.

         If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates and would be unable to deduct dividends paid to its stockholders. In addition, unless entitled to relief under certain statutory provisions, the Company also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. In order to again elect to be taxed as a REIT, the Company would be required to distribute its earnings and profits accumulated in any non-REIT taxable year. Further, the Company might be subject to taxation on any unrealized gain inherent in its assets at the time of such election. Should the failure to qualify be determined to have occurred retroactively in an earlier tax year of the Company, substantial federal income tax liability on the Company attributable to such nonqualifying tax years could be imposed. It is not possible to state whether in all circumstances the Company would be entitled to statutory relief. For example, in the event that the Company fails to meet certain income tests of the tax law, it may nonetheless retain its qualification as a REIT if it pays a 100% tax based upon the amount by which it failed to meet the income tests so longs as its failure was due to reasonable cause and not willful neglect. The failure to qualify as a REIT would have a material adverse effect on an investment in the Company as the taxable income of the Company would be subject to federal income taxation at corporate rates, and, therefore, the amount of cash available for distribution to its stockholders would be reduced or eliminated.

TAXATION OF U.S. STOCKHOLDERS

         As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings or profits (and not designated as capital gain dividends) will be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Shares, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Shares, the distributions will be included in income as long-term capital gain (or short-term capital gain if the Shares has been held for one year or less) assuming the Shares is a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

RECENT LEGISLATION

         Investors should be aware that the recently enacted Taxpayer Relief Act of 1997 (the "1997 Act") made numerous changes to the Code, including reducing the maximum tax imposed on net capital gains from the sale of assets held for more than 18 months by individuals, trusts and estates. The 1997 Act also makes certain changes to the requirements to qualify as a REIT and to the taxation of REITs and their stockholders.

         The 1997 Act contains significant changes to the taxation of capital gains of individuals, trusts and estates and certain changes to the REIT requirements and the taxation of REITs. For gains realized after July 28, 1997, and subject to certain exceptions, the maximum rate of tax on net capital gains on individuals, trusts and estates from the sale or exchange of assets held for more than 18 months has been reduced to 20%, and such maximum rate is further reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For fifteen percent bracket taxpayers, the maximum rate on net capital gains is reduced to 10%, and such maximum rate is further reduced to 8% for assets sold after December 31, 2000 and held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain allocated to a stockholder by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax or capital assets held for more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the 1997 Act.

         The 1997 Act also includes several provisions that are intended to simplify the taxation of REITs. These provisions are effective for taxable years beginning after the date of enactment of the 1997 Act which, as to the Company, is its taxable year commencing January 1, 1998. First, in determining whether a REIT satisfies the income tests, a REIT's rental income from a property will not cease to qualify as "rents from real property" merely because the REIT performs a de minimis amount of impermissible services to the tenant. For purposes of the preceding sentence, (i) the amount of income received from such impermissible services cannot exceed one percent of all amounts received or accrued during such taxable year directly or indirectly by the REIT with respect to such property and (ii) the amount treated as received by the REIT for such impermissible services cannot be less than 150% of the direct cost of the trust in furnishing or rendering such services. Second, certain noncash income, including income from cancellation of indebtedness and original issue discount will be excluded from income in determining the amount of dividends that a REIT is required to distribute. Third, a REIT may elect to retain and pay income tax on net long-term capital gain that it received during the tax year. If such election is made, (i) the stockholders will include in their income their proportionate share of the undistributed long-term capital gains as designated by the REIT, (ii) the stockholders will be deemed to have paid their proportionate share of the tax, which would be credited or refunded to the stockholder, and (iii) the basis of the stockholders' shares will be increased by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by the REIT) included in such stockholders' long-term capital gains. Fourth, the 1997 Act repeals the requirement that a REIT receive less than 30% of its gross income from the sale or disposition of stock or securities held for less than one year, gain from prohibited transactions, and gain from certain sales of real property held less than four years. Finally, the 1997 Act contains a number of technical provisions that reduce the risk that a REIT will inadvertently cease to qualify as a REIT.

                             SELLING SECURITYHOLDERS

         This Prospectus relates to the offer and sale by the holders thereof from time to time of up to (i) 117,617 shares (the "Original Shares") of the Company's Common Stock; (ii) 2,972,524 shares (the "Redemption Shares") of Common Stock by which shares may be issued by the Company to the extent that holders of up to 2,972,524 Common Units exercise their right to redeem such Units and the Company elects to satisfy such redemption right through the issuance of Common Stock; (iii) 1,444,290 shares (the "Warrants Shares") of Common Stock issuable upon the exercise of up to 1,444,290 Warrants, which Warrants may be deemed to be held by affiliates of the Company; and (iv) 1,479,290 Warrants.

         The Company has agreed to indemnify the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the Selling Securityholders may be required to make in respect thereof. Insofar as indemnification of the Selling Securityholders for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Because the Selling Securityholders may offer all or some of the Securities, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securities that will be held by the Selling Securityholders after completion of the offering, no estimate can be given as to the principal amount of the Securities that will be held by the Selling Securityholders after completion of the offering.

         The Selling Securityholders and any broker or dealer to or through whom any of the Securities are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Securities offered hereby, and any profits realized by the Selling Securityholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Securityholders are not expected to exceed normal selling expenses for sales. The registration of the Securities under the Securities Act shall not be deemed an admission by the Selling Securityholders or the Company that the Selling Securityholders are underwriters for purposes of the Securities Act of any Securities offered under this Prospectus.

         The Securities offered by this Prospectus may be offered from time to time by the Selling Securityholders named below. The following table provides the name of each Selling Securityholder and the number of shares of Common Stock or Warrants beneficially owned and offered hereby by each Selling Securityholder. The number of shares of Common Stock provided in the following table includes the number of shares that may be acquired by each Selling Securityholder upon redemption of Units or upon exercise of Warrants.

         The Securities offered by this Prospectus may be offered from time to time by the Selling Securityholders named below:


                            NUMBER OF SHARES OF       NUMBER OF SHARES
NAME OF SELLING             COMMON STOCK OWNED         OF COMMON STOCK       NUMBER OF WARRANTS      NUMBER OF WARRANTS
SECURITYHOLDER               PRIOR TO OFFERING         OFFERED HEREBY     OWNED PRIOR TO OFFERING      OFFERED HEREBY
--------------               -----------------         --------------     -----------------------      --------------
James R. Heistand(1)          1,491,660(2)            1,491,660(2)               852,575               852,575
Allen C. de Olazarra(3)         835,350(2)              835,350(2)               488,165                  488, 165
Dale Johannes(3)                203,171(2)              203,171(2)               103,550               103,550
Karen Blakely                        NA                      NA                   10,000                10,000
Mary L. Demetree                 25,309                  25,309                       NA                    NA
William G. Evans                  1,539                   1,539                       NA                    NA
Robert Turner                        NA                      NA                   10,000                10,000
Mark Walsh                           NA                      NA                   15,000                15,000
Starwood Capital Group        1,761,539(2)            1,761,539(2)                    NA                    NA


                                       17





Starwood Exchange               215,863(2)              215,863(2)                    NA                    NA
Partners, L.P.
------------------------------

(1) Executive officer. Company has agreed to name Mr. Heistand a director prior to October 7, 1998.
(2) Number of shares shown includes Redemption Shares that may be issued upon redemption of outstanding Units even if not currently redeemable and Warrant Shares issuable upon exercise of outstanding Warrants even if not currently exercisable.
(3) The Selling Securityholder's Redemption Shares and Warrant Shares are being registered hereby should such stockholder be deemed to be an underwriter under Rule 145 of the Securities Act or an affiliate. The Company disclaims that the Selling Securityholder is an underwriter or an affiliate of the Company.

                              PLAN OF DISTRIBUTION

         The sale or distribution of all or any portion of the Shares may be effected from time to time by the Selling Securityholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, on any national securities exchange on which such Securities are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Securities.

         The methods by which the Securities may be sold or distributed include, without limitation, (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) exchange distributions and/or secondary distributions in accordance with the rules of the national securities exchange on which such Securities are listed, if any, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (v) pro rata distributions as part of the liquidation and winding up of the affairs of the Selling Securityholders, and
(vi) privately negotiated transactions.

         The Company will pay all expenses in connection with the registration of the offering of the Securities by the Selling Securityholders. The Selling Securityholders will pay for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the Securities.

         Shares not sold pursuant to the registration statement on Form S-3 of which this Prospectus is a part (the "Registration Statement") may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose Securities are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of Securities which does not exceed the greater of one percent of the Company's outstanding Common Stock or the average weekly reported trading volume of the Company's Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of Securities by a person who is not an affiliate of the Company and who has satisfied a two-year holding period without any volume limitation.

         Therefore, both during and after the effectiveness of the Registration Statement, sales of the Securities may be made by the Selling Securityholders pursuant to Rule 144.

                                     EXPERTS

         The consolidated financial statements and schedule of Highwoods Properties, Inc., incorporated herein by reference from the Company's annual report (Form 10-K) for the year ended December 31, 1996, and of Highwoods/Forsyth Limited Partnership, incorporated herein by reference from the Operating Partnership's annual report (Form 10-K) for the year ended December 31, 1996, the financial statements with respect to Anderson Properties, Inc. and the financial statements with respect to Century Center Group incorporated herein by reference from the Company's current report on Form 8-K dated January 9, 1997 (as amended on Forms 8-K/A dated February 7, 1997 and March 10, 1997), the combined financial statements and schedule of Eakin & Smith for the year ended December 31, 1995, incorporated by reference from the Company's current report on Form 8-K dated April 1, 1996 (as amended on Forms 8-K/A filed June 3, 1996 and June 18, 1996), and the Historical Summary of Gross Income and Direct Operating Expenses for certain properties owned by Towermarc Corporation for the year ended December 31, 1995, incorporated herein by reference from the Company's Current Report on Form 8-K dated April 29, 1996 (as amended on Forms 8-K/A filed June 3, 1996 and June 18, 1996), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The combined statement of revenue and certain operating expenses of the Associated Capital Properties Portfolio for the year ended December 31, 1996, and the combined statement of revenue and certain operating expenses of the 1997 Pending Acquisitions for the year ended December 31, 1996, incorporated by reference herein from the Company's current reports on Form 8-K dated September 18, 1997 and October 16, 1997, have been so incorporated in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Crocker Realty Trust, Inc. as of December 31, 1995 and for the year then ended, the financial statements of Crocker & Sons, Inc. as of December 31, 1994 and for the year then ended, and the financial statements of Crocker Realty Investors, Inc. as of December 31, 1994 and 1993, and for each of the years in the two year period ended December 31, 1994, have been incorporated by reference herein from the Company's current report on Form 8-K dated April 29, 1996 (as amended on Forms 8-K/A filed June 3, 1996 and June 18, 1996), in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The combined financial statements of Southeast Realty Corp., AP Southeast Portfolio Partners, L.P. and AP Fontaine III Partners, L.P. as of December 31, 1994 and for the year ended December 31, 1994, and the financial statements of AP Fontaine III Partners, L.P. for the period from October 28, 1993 (date of inception) through December 31, 1993 incorporated herein by reference from the Company's current report on Form 8-K dated April 29, 1996 (as amended on Forms 8-K/A filed June 3, 1996 and June 18, 1996), have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of AP Southeast Portfolio Partners, L.P. for the period from its date of inception (November 17, 1993) through December 31, 1993 incorporated herein by reference from the Company's current report on Form 8-K dated April 29, 1996 (as amended on Forms 8-K/A filed June 3, 1996 and June 18, 1996), have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Certain legal matters have been passed upon for the Company by Alston & Bird LLP, Raleigh, North Carolina. In addition, Alston & Bird LLP has rendered its opinion with respect to certain Federal income tax matters relating to the Company.

                                     PART II

                            SUPPLEMENTAL INFORMATION

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimates of the various expenses to be paid by Highwoods Properties, Inc. (the "Company") in connection with the registration of the Registerable Securities.

Securities and Exchange Commission Registration Fee......................$49,070
Fees and Expenses of Counsel..............................................12,500
Miscellaneous .............................................................8,430

         TOTAL...........................................................$70,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's officers and directors are and will be indemnified against certain liabilities in accordance with the MGCL, the Articles of Incorporation and bylaws of the Company and the Operating Partnership Agreement. The Articles of Incorporation require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the MGCL. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reasons of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

         The Operating Partnership Agreement also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Company's Articles of Incorporation.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

EXHIBIT NO.                                 DESCRIPTION

2.1 Master Agreement of Merger and Acquisition by and among the Company, the Operating Partnership, Associated Capital Properties, Inc. and its shareholders dated August 27, 1997 (incorporated by reference to the Company's Current Report on Form 8-K dated August 27, 1997)

2.2 Master Agreement of Merger and Acquisition by and among the Company, the Operating Partnership, Anderson Properties, Inc., Gene Anderson, and the partnerships and limited liability companies listed therein, dated January 31, 1997 (incorporated by reference to the Company's Current Report on Form 8-K dated January 9, 1997)

2.3 Agreement and Plan of Merger by and among the Company, Crocker Realty Trust, Inc. and Cedar Acquisition Corporation dated as of April 29, 1996 (incorporated by reference to the Company's Current Report on Form 8-K dated April 29, 1996)

2.4 Master Agreement of Merger and Acquisition by and among the Company, the Operating Partnership, Eakin & Smith, Inc. and the partnerships and limited liability companies listed therein, dated April 1, 1996 (incorporated by reference to the Company's Current Report on Form 8-K dated April 1, 1996)

3.1 Amended and Restated Articles of Incorporation (incorporated by reference to the Company's Current Report on Form 8-K dated September 25, 1997)

3.2 Bylaws (incorporated by reference to the Company's Registration Statement on Form S-11(File No. 33-76952)

4.1 Rights Agreement, dated as of October 6, 1997, between Highwoods Properties, Inc. and First Union National Bank, including the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to the Company's Current Report on Form 8-K dated October 4, 1997)

4.2 Indenture dated as of December 1, 1996, between the Operating Partnership, the Company and First Union National Bank (incorporated by reference to the Operating Partnership's Current Report on Form 8-K dated December 2, 1996)

4.3 Articles Supplementary of the Company dated October 10, 1997 designating the terms of the Series C Preferred Shares (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated October 4, 1997)

5.1* Opinion of Alston & Bird LLP regarding the legality of the shares of Common Stock being registered

8.1*     Opinion of Alston & Bird LLP regarding certain federal tax matters

23.1*    Consent of Alston & Bird LLP (included as part of Exhibits 5.1 and 8.1)

23.2*    Consent of Ernst & Young LLP

23.3*    Consent of KPMG Peat Marwick LLP

23.4*    Consent of Deloitte & Touche LLP

23.5*    Consent of Price Waterhouse LLP

23.6*    Consent of Coopers & Lybrand LLP

24.1     Power of Attorney of O. Temple Sloan, Jr.

24.2     Power of Attorney of Ronald P. Gibson

24.3     Power of Attorney of John L. Turner

24.4     Power of Attorney of Gene H. Anderson

24.5     Power of Attorney of John W. Eakin

24.6     Power of Attorney of William T. Wilson, III

24.7     Power of Attorney of William E. Graham, Jr.

24.8     Power of Attorney of Stephen Timko

* To be filed by amendment.


ITEM 17.  UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) also shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on January 5, 1998

                                HIGHWOODS PROPERTIES, INC.

                                By:  /s/ Carman J. Liuzzo
                                     Carman J. Liuzzo
                                     Vice President and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:




                    Name                                                    Title                                 Date
                    ----                                                    -----                                 ----

          /s/ O. Temple Sloan, Jr.*                  Chairman of the Board of Directors                   January 5, 1998
---------------------------------------------
            O. Temple Sloan, Jr.

                                                     President, Chief Executive Officer and               January 5, 1998
            /s/ Ronald P. Gibson*                    Director
---------------------------------------------
              Ronald P. Gibson

                                                     Chief Investment Officer and Vice Chairman           January 5, 1998
             /s/ John L. Turner*                     of the Board of Directors
---------------------------------------------
               John L. Turner

            /s/ Gene H. Anderson*                    Senior Vice President and Director                   January 5, 1998
---------------------------------------------
              Gene H. Anderson

                                                     Senior Vice President and Director                   January 5, 1998
             /s/ John W. Eakin*
---------------------------------------------
                John W. Eakin

         /s/ William T. Wilson, III*                 Director                                             January 5, 1998
---------------------------------------------
           William T. Wilson, III


                                       24






                                                     Director                                             January __, 1998
---------------------------------------------
               Thomas W. Adler

         /s/ William E. Graham, Jr.*                 Director                                             January 5, 1998
---------------------------------------------
           William E. Graham, Jr.

                                                     Director                                             January __, 1998
---------------------------------------------
              L. Glenn Orr, Jr.

                                                     Director                                             January __, 1998
---------------------------------------------
            Willard H. Smith, Jr.

             /s/ Stephen Timko*                      Director                                             January 5, 1998
---------------------------------------------
                Stephen Timko

                                                     Vice President, Chief Financial Officer and          January 5, 1998
            /s/ Carman J. Liuzzo                     Treasurer (Principal Accounting Officer)
---------------------------------------------
              Carman J. Liuzzo


* By                    /s/ Carman J. Liuzzo
      --------------------------------------------------
             Carman J. Liuzzo (Attorney-in-Fact)

                                       25